Exhibit 99.1

FINAL - FOR RELEASE AT 4:01 PM EST

Contacts:
Breanna Burkart/Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
720-564-9150

              PHARMION CORPORATION ANNOUNCES 2005 FINANCIAL RESULTS

             o  2005 sales of $221.2 million; Q4 sales of $56.4 million
             o  New products and new data to drive long-term growth
       o Three marketing authorization applications in Europe planned in the next 12-15 months

     BOULDER, Colo., February 22, 2006 - Pharmion Corporation (NASDAQ:PHRM) today reported financial results for its quarter and year ended December 31, 2005. For the year, net sales totaled $221.2 million, compared to net sales of $130.2 million in 2004. Sales of Vidaza(R) (azacitidine for injectable suspension) totaled $125.6 million for 2005, compared to $47.1 million for 2004. Vidaza was launched on July 1, 2004. Named patient and compassionate use sales of thalidomide totaled $79.4 million in 2005, compared to $65.3 million in 2004.

Fourth quarter net sales totaled $56.4 million, compared to $51.5 million in the fourth quarter of 2004. Sales of Vidaza totaled $33.6 million in the fourth quarter, compared to $26.6 million in the same quarter of 2004. Fourth quarter named patient and compassionate use sales of thalidomide totaled $18.4 million, compared to $19.6 million in the fourth quarter of 2004. The decline in fourth quarter 2005 thalidomide sales is primarily due to the strengthening of the U.S. dollar.

"With over $220 million in revenues, a strong balance sheet, two new products, data from three pivotal Phase III studies for three different products expected in 2006 and a very integrated and focused product portfolio, we are very optimistic about the prospects for our rapidly-evolving company," said Patrick
J. Mahaffy, Pharmion's president and CEO.

The Company's net income for the year ended December 31, 2005 was $2.3 million, or $0.07 per share, including a charge of $21.2 million for acquired in-process research related to the licensing of European and certain additional international rights to satraplatin from GPC Biotech AG. Excluding this charge, net income would have been $23.5 million, or $0.72 per share, compared to a net loss of $(17.5) million, or $(0.63) per share for 2004.

Pharmion reported a net loss of $(16.4) million for the fourth quarter of 2005, or a loss of $(0.51) per share, also including the $21.2 million charge for acquired in-process research. Excluding this charge, net income would have been $4.8 million, or $0.15 per share, for the fourth quarter of 2005, compared to net income of $2.6 million, or $0.08 per share, for the fourth quarter for 2004.

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PHARMION Q4 AND YE 2005 FINANCIAL RESULTS
PAGE TWO

Operating expenses, excluding cost of sales and acquired in-process research, totaled $135.6 million for the year ended December 31, 2005 and $36.9 million for the fourth quarter of 2005. These amounts compare to $98.6 million for 2004 and $32.6 million for the fourth quarter of 2004. These increases were expected and are due to having a full year of Vidaza commercialization costs in 2005 versus a partial year in 2004 and increased development activities for Vidaza and thalidomide in 2005.

As of December 31, 2005, Pharmion had $243.4 million in cash, cash equivalents and short-term investments, and no outstanding debt. In early 2006, Pharmion made up front licensing, development and equity investment payments totaling $62.1 million in connection with the product licensing deals with GPC Biotech and MethylGene, Inc. Adjusting for the effect of these payments, Pharmion had approximately $180 million in cash, cash equivalents and short-term investments.

RECENT EVENTS AND 2006 UPCOMING MILESTONES

In the last two months, the Company announced two licensing agreements for products which are highly complementary to Pharmion's existing portfolio, both as single agents and potentially in combination with Pharmion's existing products. The first of these, satraplatin, is the only oral platinum-based compound in advanced development, and is the subject of a fully-enrolled phase III trial in second-line hormone-refractory prostate cancer with data expected during the second half of 2006. Pharmion licensed the rights to Europe and certain international markets from GPC Biotech in December 2005. The second compound, MGCD0103, is a histone deacetylase (HDAC) inhibitor which is the subject of a robust phase II program initiating in 2006. MGCD0103 is currently the subject of several Phase I studies in hematological malignancies and solid tumors, as well as a Phase I/II study in acute myelogenous leukemia and high-risk Myelodysplastic syndromes (MDS) in combination with Vidaza. Pharmion licensed the U.S., European and other international rights for MGCD0103 from MethylGene in January 2006.

"We have significantly enhanced our pipeline and long-term growth prospects, both with these two new products and with the continuing clinical development of our existing products," said Mahaffy. "These efforts should mature into three marketing applications in Europe in the next twelve to fifteen months, as well as a submission to expand our initial MDS label for Vidaza in the U.S."

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PHARMION Q4 AND YE 2005 FINANCIAL RESULTS
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The following data are expected to form the basis of these submissions:

o Thalidomide - The Company intends to use data from the MM-003 trial conducted jointly with Celgene to file a Marketing Authorization Application (MAA) for first-line multiple myeloma by the first quarter of 2007. In January, the Companies announced that the study had met the pre-specified interim endpoint for efficacy. The analysis by the external independent data monitoring committee found time to disease progression, which was the primary endpoint of this Phase III trial, was 75.7 weeks versus 27.9 weeks (p=0.000065), plus progression-free survival of 55.7 weeks versus 24.3 weeks (p=0.0003) in patients receiving thalidomide plus dexamethasone compared to patients receiving dexamethasone alone.

o Satraplatin - Data from the pivotal Phase III SPARC trial are expected in the second half of 2006, and, if positive, will form the basis of an MAA in second-line hormone refractory prostate cancer, which Pharmion expects to file in the first quarter of 2007.

o Vidaza - Enrollment in Pharmion's Phase III/IV survival trial in high-risk MDS patients, which is believed to be the largest MDS study conducted to date, is expected to be complete mid-year. Data from this trial are expected by the end of 2006, and, if positive, Pharmion intends to submit an MAA for MDS, Vidaza's initial indication, in early 2007. These data will also be submitted to the FDA to expand its existing U.S. label.

The licensing agreement with MethylGene for its oncology oral HDAC inhibitor program represents Pharmion's growing commitment to developing epigenetic therapies for the treatment of many forms of cancer. Both Vidaza, which is a demethylating agent, and MGCD0103, an HDAC inhibitor, demonstrate specific effects on the regulation of gene expression, and, in particular, the regulation of tumor suppressor genes. The combination of MGCD0103 and Vidaza may provide a synergistic effect in the treatment of both hematological malignancies and certain solid tumors.

"We have maintained our commitment to developing a global hematology and oncology franchise and we have underscored that effort with our considerable investment in the epigenetic control of cancer," said Mahaffy. "Epigenetics is an area of rapidly growing interest to the hematology and oncology communities and we are now at the leading edge of this field. If we are successful in our development of Vidaza and MGCD0103, certain forms of cancer could become more chronically managed diseases, and that is the subject of a very robust clinical development program that is currently being initiated."

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PHARMION Q4 AND YE 2005 FINANCIAL RESULTS
PAGE FOUR

SENIOR MANAGEMENT TRANSITIONS

As of April 1, 2006, Judith A. Hemberger, Ph.D., Pharmion's chief operating officer, executive vice president and director will retire from the Company and its board of directors. Effective immediately, three of Pharmion's executive officers have been promoted to Executive Vice President, including Erle Mast, chief financial officer, Gillian Ivers-Read, vice-president of clinical development, regulatory affairs and medical and Michael Cosgrave, vice president of global commercial operations. A search is also underway for a newly-established position of chief medical officer.

"As a co-founder and leader for the past six years, Judy has been inspiring to the Company and played a significant role in Pharmion's progress," said Mahaffy. We will miss her and we wish her all the best in her future endeavors."

2006 FINANCIAL OUTLOOK

In light of the evolving landscape for the MDS market in the U.S., Pharmion is unable to provide specific sales guidance by product. In general, the Company expects total net sales for 2006 to be in line with 2005 total net sales. Clinical, development and regulatory expenses for 2006 are expected to increase by approximately 90 percent over 2005. This increase is driven by increased development expenses resulting from the licensing of satraplatin and MGCD0103 product rights as well as increased development activities for Vidaza and thalidomide. Approximately $16 million of this increase will be non-cash charges as the Company's share of satraplatin development costs for 2006 were funded as part of the upfront payment made to GPC Biotech in January. Selling, general and administrative expenses for 2006 are expected to increase by approximately 15 percent over 2005. Finally, charges for acquired in-process research are expected to total between $20 and $25 million for 2006, reflecting upfront payments for the MGCD0103 product licensing as well as expected milestone payments for 2006.

Subject to the actual amount of net sales achieved in 2006, the Company expects its balance of cash, cash equivalents and short-term investments will be approximately $165 million at the end of 2006. This forecast does not reflect any additional product licensing or acquisitions that could occur during the year.

This financial guidance does not take into account the effect of implementing FASB Statement No. 123 (Revised 2004), Share Based Payment.

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PHARMION Q4 AND YE 2005 FINANCIAL RESULTS
PAGE FIVE

Pharmion will hold a conference call to discuss fourth quarter and year end 2005 results later this afternoon, February 22, at 5:00 p.m. ET. The conference call will be simultaneously Web cast on the Company's Web site, and archived for future review.

ABOUT PHARMION:

Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world's first approved epigenetic cancer drug, Vidaza(R), a DNA demethylating agent. For additional information about Pharmion, please visit the company's website at www.pharmion.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing or regulatory approvals for Pharmion's product candidates; the impact of competition from other products under development by Pharmion's competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion's ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; failure of third-party manufacturers to produce the product volumes required on a timely basis, fluctuations in currency exchange rates, and other factors that are discussed in Pharmion's filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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PHARMION Q4 AND YE 2005 FINANCIAL RESULTS
PAGE SIX

                              PHARMION CORPORATION
                         CONSOLIDATED FINANCIAL RESULTS
             (In thousands, except for share and per share amounts)
                                    Unaudited

                                                     THREE MONTHS ENDED                YEARS ENDED
                                                        DECEMBER 31,                   DECEMBER 31,
                                                ----------------------------   ---------------------------
                                                    2005            2004           2005           2004
                                                ------------    ------------   ------------   ------------
Net sales                                       $     56,445    $     51,478   $    221,244   $    130,171

Operating expenses:
   Cost of sales, including royalties                 15,378          15,704         59,800         43,635
   Clinical, development and regulatory               13,882           7,276         42,944         28,392
   Acquired in-process research                       21,243               0         21,243              0
   Selling, general and administrative                20,542          24,039         83,323         66,848
   Product rights amortization                         2,436           1,235          9,345          3,395
                                                ------------    ------------   ------------   ------------
Total operating expenses                              73,481          48,254        216,655        142,270
                                                ------------    ------------   ------------   ------------
Operating income (loss)                              (17,036)          3,224          4,589        (12,099)

Interest and other income, net                         1,944           1,693          6,474          2,415
                                                ------------    ------------   ------------   ------------
Income (loss) before taxes                           (15,092)          4,917         11,063         (9,684)

Income tax expense                                     1,291           2,308          8,794          7,853
                                                ------------    ------------   ------------   ------------
Net income (loss)                               $    (16,383)   $      2,609   $      2,269   $    (17,537)
                                                ============    ============   ============   ============

Net income (loss) per common share:
   Basic                                        $      (0.51)   $       0.08   $       0.07   $      (0.63)
                                                ============    ============   ============   ============
   Diluted                                      $      (0.51)   $       0.08   $       0.07   $      (0.63)
                                                ============    ============   ============   ============

Weighted average number of common and common
 equivalent shares used to calculate net
 income (loss) per common share:
   Basic                                          31,874,897      31,640,746     31,836,783     27,933,202
                                                ============    ============   ============   ============
   Diluted                                        31,874,897      33,111,126     32,875,516     27,933,202
                                                ============    ============   ============   ============

                         CONSOLIDATED BALANCE SHEET DATA

                                                DECEMBER 31,    DECEMBER 31,
                                                    2005            2004
                                                ------------    ------------
Cash, cash equivalents and short-term
 investments                                    $    243,406    $    245,543
Total assets                                         432,630         411,231
Total liabilities                                     86,007          59,278
Total stockholders' equity                           346,623         351,953

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